 Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

Real Goods Solar, Inc.

Denver, Colorado

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement of our report dated April 15, 2019, relating to the consolidated financial statements of Real Goods Solar, Inc., which is contained in that Offering Circular. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Offering Circular.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

September 30, 2019